Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-74692, 333-21109, 333-53623, 333-90308, 333-125182, 333-152298, 333-175122, 333-209305, 333-212574, 333-219335, and 333-226227 on Form S-8 of our reports dated March 29, 2019, relating to the consolidated financial statements of Tailored Brands, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standard), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tailored Brands, Inc. for the year ended February 2, 2019.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 29, 2019